EXHIBIT 2.2

                        AGREEMENT REGARDING TENDER OFFER


     KEY TECHNOLOGY, INC. ("Key"), KTC ACQUISITION CORP. and ADVANCED MACHINE VISION CORPORATION ("AMVC") entered into an Agreement and Plan of Merger effective February 15, 2000 (the "Merger Agreement"). In connection with the merger, AMVC's Board of Directors has requested Key to make a tender offer for outstanding shares of AMVC Common Stock, offering to each AMVC common stockholder the consideration to be received in the merger. Key and AMVC wish to enter into this Agreement in connection with the proposed tender offer. Capitalized terms used herein which are not defined in this Agreement have the meaning ascribed to them in the Merger Agreement.

     The parties accordingly agree as follows:

     1. Subject to the terms of this Agreement, Key agrees that if a commitment to vote for the Merger Agreement cannot be obtained from the holder of AMVC's outstanding Series B Preferred Stock by March 31, 2000, Key will promptly thereafter make an offer for the outstanding shares of AMVC Common Stock (the "Shares"), subject and pursuant to the terms and conditions of the offer attached as Exhibit A (the "Offer").

     2. AMVC agrees to pay all fees and costs associated with the Offer, whether incurred by Key or by AMVC. All requests for reimbursement of such fees and costs which are submitted to AMVC's chief financial officer by Key's chief executive officer or its chief financial officer will be paid by AMVC within five business days of receipt of the request. The parties will continue to pay their own fees and costs in connection with the Merger Agreement, and the related S-4 Registration Statement.

     3. AMVC represents that its Board of Directors has authorized and approved this Agreement by a vote which includes not more than one director voting against or abstaining from the vote, and AMVC will supply Key a certificate of the Secretary of AMVC certifying to such Board vote.

     4. Nothing in this Agreement is meant to modify in any way the terms and conditions of the Merger Agreement, including without limitation any of the provisions of Section 11.1 of the Merger Agreement, except that the Offer by Key will not constitute a tender offer for purposes of Section 10.1(d) of the Merger Agreement. Sections 11.2 through 11.13 of the Merger Agreement are incorporated herein by reference.

     5. Unless the parties mutually otherwise determine, the parties will use their best efforts to complete and file with the Securities and Exchange Commission the Form S-4 Registration Statement contemplated in the Merger Agreement as soon as practicable.

     EXECUTED this 7th day of March, 2000.


KEY TECHNOLOGY, INC.                         ADVANCED MACHINE VISION CORPORATION


By ___________________________               By ________________________________
   Thomas C. Madsen, President                  William J. Young, President

                                  EXHIBIT A TO
                        AGREEMENT REGARDING TENDER OFFER


     1. The Offer.

          (a) Subject to the provisions hereof and the Merger Agreement, Key shall commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), the Offer to purchase all outstanding Shares with each Share to receive the consideration to be paid pursuant to the terms of the Merger Agreement. The obligation to commence the Offer and pay for any Shares tendered pursuant to the Offer shall be subject to the conditions set forth herein (the "Conditions") and subject to the rights of Key to terminate the Agreement Regarding Tender Offer in the event of termination of the Merger Agreement. Key expressly reserves the right to modify the terms of the Offer, except that, without the consent of AMVC, Key shall not (i) reduce the number of Shares subject to the Offer, (ii) impose any other conditions to the Offer other than the Conditions or modify the Conditions (other than to waive any Conditions to the extent permitted by this Agreement), (iii) except as provided in the next sentence, extend the Offer, or (iv) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Key may (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, and (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence, in each case subject to the right of Key or AMVC to terminate the Agreement Regarding Tender Offer pursuant to the terms hereof. Key agrees that if at any scheduled expiration date of the Offer, either of the conditions set forth in paragraphs 3(d) and 3(e) below shall not have been satisfied, but at such scheduled expiration date all the other conditions of Section 3 shall then be satisfied, at the request of AMVC (confirmed in writing), Key shall extend the Offer for a reasonable period to permit AMVC the right to cure such failure of condition subject to the right of Key or AMVC to terminate the Offer and the Merger Agreement pursuant to the terms hereof and thereof. Subject to the terms and conditions of the Offer, Key shall pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as it is legally permitted to do so under applicable law and pay for such Shares promptly. Any obligations of Key under the terms of the Offer will not apply to any transactions subsequent to the purchase of Shares tendered in the Offer.

          (b) On the date of commencement of the Offer, Key shall file with the SEC a tender offer statement on Schedule TO (together with any supplements or amendments thereto, the "Schedule TO") with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"), and Key shall cause to be disseminated the Offer Documents to holders of Shares as and to the extent required by applicable Federal securities laws. Key and AMVC each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Key further agrees to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. AMVC and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the shareholders of AMVC. Key agrees to provide AMVC and its counsel any comments Key may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and to cooperate with AMVC and its counsel in responding to any such comments.

     2. Participation by AMVC.

          (a) AMVC hereby approves of the Offer and represents and warrants that the Board of Directors of AMVC has determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger, are fair to and in the best interests of the holders of the Shares, and resolved to recommend that the shareholders of AMVC accept the Offer; provided, however, that such recommendation may be withdrawn, modified or amended in connection with a Superior Proposal as defined in the Merger Agreement. AMVC hereby consents to the inclusion in the Offer Documents of the recommendation of AMVC's Board of Directors.

          (b) On the date the Offer Documents are filed with the SEC, AMVC shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendation described in
     Section 2(a), and AMVC shall cause to be disseminated the Schedule 14D-9 to holders of Shares as and to the extent required by applicable Federal securities laws. Each of AMVC and Key agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and AMVC further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. Key and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to shareholders of AMVC. AMVC agrees to provide Key and its counsel any comments AMVC or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and to cooperate with Key and its counsel in responding to any such comments.

          (c) In connection with the Offer and the Merger, AMVC shall direct its transfer agent or agents to furnish Key promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in AMVC's possession or control, to the extent reasonably available to AMVC, regarding the beneficial owners of Shares and any securities convertible into Shares, and shall furnish to Key such information and assistance (including updated lists of shareholders, security position listings and computer files) as Key may reasonably request in communicating the Offer to AMVC's shareholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Key and its agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and if the Merger Agreement shall be terminated, will, upon request, deliver, and will use their best efforts to cause their agents to deliver, to AMVC all copies of such information then in their possession or control.

          (d) Before commencing the Offer, all officers and all directors of AMVC other than the FMC Corporation representative will have executed an agreement in the form of the attached Schedule 1 agreeing to tender their shares in the Offer and SRC Vision Inc. shall have sent a notice of termination under the October 14, 1998 Representative Agreement previously entered into with FMC Corporation.

     3. Conditions of the Offer.

     Notwithstanding any other term of the Offer or this Agreement, Key shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Key's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless there shall have been validly tendered and not withdrawn prior to the expiration of the Offer not less than 9,590,000 Shares. Furthermore, notwithstanding any other term of the Offer or this Agreement, Key shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Key or any of its subsidiaries that constitutes a breach of this Agreement):

          (a) There shall be pending by any governmental entity any suit, action or proceeding (i) challenging the acquisition by Key of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, the Merger Agreement, or seeking to obtain from AMVC or Key any damages that would have a Material Adverse Effect on AMVC or Key, (ii) seeking to prohibit or materially limit the ownership or operation of AMVC by Key or its subsidiaries or to compel AMVC or Key to dispose of or hold separate any material portion of the business or assets of AMVC or Key and their respective subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement or the Merger Agreement, (iii) seeking to impose material limitations on the ability of Key to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer, including the right to vote such shares on all matters properly presented to the shareholders of AMVC, (iv) seeking to prohibit Key or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of AMVC and its subsidiaries or (v) which otherwise is reasonably likely to have a Material Adverse Effect on AMVC.

          (b) There shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any Governmental Entity any statute, rule, regulation, judgment, order or injunction, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above.

          (c) (i) The Board of Directors of AMVC or any committee thereof shall have withdrawn or modified in a manner adverse to Key its approval or recommendation of the Offer or the Merger or approved or recommended any Superior Proposal or tender offer by a third party, or, upon the request of Key, failed to reaffirm its approval or recommendation of the Offer or the Merger, (ii) AMVC shall have entered into any agreement with respect to any Superior Proposal, or (iii) the Board of Directors of AMVC or any committee thereof shall have resolved to take any of the foregoing actions.

          (d) Any of the representations and warranties of AMVC set forth in the Merger Agreement shall not be true and correct at the scheduled or extended expiration of the Offer, except where the failure of such representations, individually or in the aggregate, to be so true and correct would not have a Material Adverse Effect on AMVC.

          (e) AMVC shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of AMVC to be performed or complied with by it under this Agreement or the Merger Agreement.

     The foregoing conditions are for the sole benefit of Key and may, subject to the terms of this Agreement, be waived by Key in whole or in part at any time and from time to time in its sole discretion. The failure by Key at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                      Schedule 1 to Exhibit A to Agreement
                             Regarding Tender Offer


                           AGREEMENT TO TENDER SHARES


     The undersigned is a director or officer of Advanced Machine Vision Corporation. I have reviewed, and I approve of, the Agreement Regarding Tender Offer entered into between Key Technology, Inc. ("Key") and Advanced Machine Vision Corporation ("AMVC") dated the 29th day of February, 2000 (the "Tender Offer Agreement").

     As an inducement to Key to make the tender offer (the "Offer"), the undersigned hereby individually represents and covenants that if the tender as described in the Tender Offer Agreement is made by Key, the undersigned will (i) recommend to the shareholders of AMVC to accept Key's offer, subject to the provisions of Section 2(a) of Exhibit A to the Tender Offer Agreement and (ii) tender in response to the Offer all AMVC shares owned by the undersigned at the date hereof or any date prior to expiration of the Offer, and use his best efforts to cause the tender in response to the Offer of all shares of AMVC owned by any affiliate of the undersigned individual.

     This document is being executed on the express understanding that the execution of similar agreements by all of the AMVC directors [other than the FMC representative on the Board] is a prerequisite to commencement of the tender offer by Key pursuant to the terms of the Tender Offer Agreement, and that Key is relying upon such agreements in initiating the tender.

     In the event that Key terminates the Offer (other than due to the breach of the terms of this Agreement by AMVC), or upon the expiration date of the Offer, this Agreement will have no further force or effect.

     EXECUTED this _______ day of March, 2000.




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